UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 1, 2013

POLYMER GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-14330	57-1003983
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9335 Harris Corners Parkway, Suite 300 Charlotte, North Carolina		28269
(Address of Principal Executive Offices)		(Zip Code)

(704) 697-5100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 3, 2013, the Board of Directors (the “Board”) of Polymer  Group, Inc. (“PGI” or the “Company”) approved a change in position for Michael W. Hale from Senior Vice President, Global Supply Chain Lead to Senior Vice President & Advisor to Chief Executive Officer.  The change is effective as of July 1, 2013.  Mr. Hale will continue to have management oversight of his prior responsibilities and continue to report to the Chief Executive Officer.

In connection with Mr. Hale's change in position, and in accordance with the terms of his Nonqualified Stock Option Agreement with Scorpio Holdings Corporation (the “Parent”) pursuant to the 2011 Scorpio Holdings Corporation Stock Incentive Plan, any time options that remain vested upon any future termination of employment will expire on the earlier of January 25, 2021 or Mr. Hale engaging in a competitive activity with PGI or otherwise violating certain restrictive covenants.  In addition, any future exercise of such vested time options may be done using a net settlement mechanism.  Finally, each of (i) Parent and (ii) Blackstone Capital Partners V L.P. and its affiliates has agreed to waive its call rights with respect to shares of common stock of Parent held by Mr. Hale, unless Mr. Hale engages in a competitive activity or otherwise breaches a restrictive covenant.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYMER GROUP, INC.

Date: July 8, 2013	/s/ Dennis E. Norman
Dennis E. Norman
Executive Vice President and Chief Financial Officer

3